Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Second Quarter 2014 Operating Results

SAN FRANCISCO, July 29, 2014 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2014 was $39 million, compared with net income of $104 million for the second quarter of 2013.

The $65 million decrease in net income primarily reflected the impact of a fair value loss associated with derivatives, hedged items, and financial instruments carried at fair value and expense on derivative instruments used in economic hedges, partially offset by an increase in net interest income.

Other income/(loss) for the second quarter of 2014 was a loss of $54 million, compared with income of $36 million for the second quarter of 2013. The change primarily reflected a fair value loss associated with derivatives, hedged items, and financial instruments carried at fair value of $35 million (compared with a fair value gain of $16 million for the second quarter of 2013), which was chiefly due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. As of June 30, 2014, the Bank's restricted retained earnings included a cumulative net gain of $49 million associated with derivatives, hedged items, and financial instruments carried at fair value.

The change in other income/(loss) also reflected expense on derivative instruments used in economic hedges of $19 million (compared with income of $19 million for the second quarter of 2013). Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

Net interest income for the second quarter of 2014 was $138 million, up from $114 million for the second quarter of 2013. The increase was primarily due to accretion of yield adjustments on certain other-than-temporarily impaired private-label residential mortgage-backed securities (PLRMBS) resulting from improvement in expected cash flows and to improved spreads on interest-earning assets. This increase was partially offset by a decrease in earnings on invested capital because of lower average capital balances and the lower interest rate environment.

During the first six months of 2014, total assets increased $1.4 billion, to $87.2 billion at June 30, 2014, from $85.8 billion at December 31, 2013. Advances increased $2.2 billion, or 5%, to $46.6 billion at June 30, 2014, from $44.4 billion at December 31, 2013. In total, 68 members increased their use of advances during the first six months of 2014, while 57 institutions reduced their advances borrowings.

Accumulated other comprehensive income/(loss) increased by $161 million during the first six months of 2014, to income of $16 million at June 30, 2014, from a loss of $145 million at December 31, 2013, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of June 30, 2014, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 7.9%, exceeding the 4.0% requirement. The Bank had $6.9 billion in permanent capital, exceeding its risk-based capital requirement of $3.5 billion. Total retained earnings as of June 30, 2014, were $2.4 billion.

As of June 30, 2014, the Bank’s excess capital stock totaled $1.3 billion. The Bank plans to repurchase $250 million in excess capital stock on August 15, 2014. This repurchase, combined with the estimated redemption of up to $3 million in mandatorily redeemable capital stock during the third quarter, will reduce the Bank’s excess capital stock by up to $253 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the second quarter of 2014 at an annualized rate of 7.35%. The dividend will total $87 million, including $26 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2014. The Bank expects to pay the dividend on or about August 14, 2014.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2014	Dec. 31, 2013
Total Assets	$87,226	$85,774
Advances	46,595	44,395
Mortgage Loans Held for Portfolio, Net	805	905
Investments[1]	34,085	35,260
Consolidated Obligations:
Bonds	56,242	53,207
Discount Notes	23,492	24,194
Mandatorily Redeemable Capital Stock	1,176	2,071
Capital Stock - Class B - Putable	3,385	3,460
Unrestricted Retained Earnings	306	317
Restricted Retained Earnings	2,055	2,077
Accumulated Other Comprehensive Income/(Loss)	16	(145)
Total Capital	5,762	5,709

Selected Other Data at Period End	June 30, 2014	Dec. 31, 2013
Regulatory Capital Ratio[2]	7.94%	9.24%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net Interest Income	$138	$114	$273	$241
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—	1	—
Other Income/(Loss)	(54)	36	(102)	32
Other Expense	37	31	69	61
Affordable Housing Program Assessment	8	15	17	27
Net Income	$39	$104	$84	$185

Selected Other Data for the Period
Net Interest Margin[3]	0.64%	0.52%	0.64%	0.56%
Operating Expenses as a
Percent of Average Assets	0.16	0.13	0.15	0.12
Return on Average Assets	0.18	0.47	0.19	0.42
Return on Average Equity	2.80	7.11	2.96	6.36
Annualized Dividend Rate[4]	6.80	3.38	6.73	2.82
Average Equity to Average Assets Ratio	6.42	6.64	6.58	6.63

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2014, was $6.9 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and other-than-temporary impairment (OTTI) charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com